Exhibit 5.2

Goodwin Procter LLP Counselors at Law Exchange Place Boston, MA 02109 T: 617.570.1000 F: 617.523.1231
December 10, 2010
Aastrom Biosciences, Inc.
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

Re:	Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-170581) (as amended or supplemented, the “Registration Statement”) filed on November 12, 2010 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Aastrom Biosciences, Inc., a Michigan corporation (the “Company”) of up to $75,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on November 29, 2010. We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 10, 2010 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 10,000,000 units (the “Units”), each Unit consisting of (i) one share of common stock, no par value per share (the “Common Stock”) and (ii) one warrant to purchase one share of Common Stock (the “Warrants”), covered by the Registration Statement. We understand that the Units are to be offered and sold in the manner described in the Prospectus Supplement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to New York law and the federal law of the United States.

Aastrom Biosciences, Inc.
December 10, 2010

     Based on the foregoing, we are of the opinion that the Warrants have been duly authorized and, upon issuance and delivery against payment therefor as set forth in the Registration Statement, will be valid and binding obligations of the Company.
     The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
     This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).
     We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP